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                                                                   EXHIBIT 10.13


                    EMPLOYMENT AGREEMENT WITH PAUL YAMAMOTO





January 23, 1997
As of January 20, 1997

Mr. Paul Yamamoto
838 South Barrington Avenue #102
Los Angeles CA 90049

Dear Mr. Yamamoto:

The following is to confirm the terms of your new employment agreement with TEAM Communications Group, Inc. ("TEAM"). This agreement is intended to replace in its entirety any and all preexisting such agreements. The new terms are as follows:

1. Your title will be Executive Vice President; second in command, second in overall salary; reporting to Drew Levin and the Board of Directors. You will be first in line for an "inside" seat as member of the board of directors of TEAM.

2. Your services will be exclusive to TEAM, excepting only such custodial services as are required to oversee the following projects:

        A) The Literary Trust of the John T. Fante Estate
        B) The works of Peter O'Donnell
        C) The works of Bill Griffith
        D) The Estate of Charles Bukowski
        E) Black Sparrow Press

You will use your best efforts to bring any appropriate viable projects from the above to TEAM for a first look and right of first refusal. When appropriate, you will serve in an Executive Consultant or Executive Producer capacity on the above mentioned projects, but your services on such will not materially interfere with the performance of your services for TEAM or any of its subsidiaries pursuant to this agreement. Additionally, your attachment to any theatrical motion picture projects are excluded, subject to the same requirement that such attachment will not materially interfere with the performance of your services for TEAM or any of its subsidiaries pursuant to this agreement.

3. You will serve as head of all production divisions and operations. Your responsibilities will include, but not be limited to, the development of properties for long form television, acquiring existing or outside production material, and assistance in the sale and placement of television and miniseries projects at the networks, cable systems and syndicator.



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Mr. Paul Yamamoto
January 23, 1997
as of January 20, 1997

4.  Compensation: Base Salary to be as follows:

        a) From January 20th, 1997 - June 30th, 1997 at the annual rate of $150,000

        b) From July 1st, 1997 - December 31st, 1997 at the annual rate of $175,000

        c) From January 1st, 1998 - June 20th, 1999 at the annual rate of
        $200,000

plus, as a bonus:

        d) Two and a half percent (2 1/2%) of the company's pre-tax profits up to 3 Million dollars;

        e) Four percent (4%) thereafter with the same definition of pre-tax profits as Drew Levin's, annually with the year ending December 31 of each year.

5. Twenty thousand (20,000) stock options each year for the first two (2) year of this agreement, at $1.00 per option. Such stock options will vest over the course of employment with terms no less favorable than granted to any other employees.

6. You will receive an assistant at a salary in a range of $40,000 per year, office space (decorated conservatively and pre-approved by Drew Levin.), a reserved parking space, reimbursement of all reasonable pre-approved business expenses, three (3) weeks vacation per year for the first year of this agreement, and four (4) weeks vacation per year thereafter, and health insurance as it is provided to other comparable executives.

7.  Term: January 20, 1997 to June 20, 1999.

8. Subject to third party veto, your on-air credit for movies produced under your auspices will be co-executive producer, with size and placement to be determined by TEAM.

9. All other points not discussed shall be negotiated in good faith at the appropriate time.

Please indicate your acceptance of, and agreement with, all of the above terms and conditions by signing the attached copy of this letter and returning it to me. We will thereafter prepare a more formal agreement incorporating the above and other usual and customary terms and conditions.
Thank you.

Best Regards,


/s/ Drew S. Levin
_____________________________
Drew S. Levin

DSL/ee

Agreed to and accepted:

                                            /s/ Paul Yamamoto
Dated: January 31, 1997.                ______________________________
                                                Paul Yamamoto


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                 AMENDMENT TO THE AGREEMENT WITH PAUL YAMAMOTO




October 4, 1997

Mr. Paul Yamamoto
838 South Barrington Avenue #102
Los Angeles CA 90049

Dear Mr. Yamamoto:

This is to confirm the following change to your employment agreement dated January 23, 1997, as of January 20, 1997.

Paragraph 4 is now amended to read as follows:

4.  Compensation: Base Salary to be as follows:

        a) From January 20th, 1997 - June 30th, 1997 at the annual rate of $125,000 plus a performance bonus at an annual rate of up to $25,000, to be paid weekly

        b) From July 1st, 1997 - December 31st, 1997 at the annual rate of $125,000 plus a performance bonus at an annual rate of up to $50,000, to be paid weekly

        c) From January 1st, 1998 - June 20th, 1999 at the annual rate of $200,000 plus, in addition to (a)(b) and (c) above, as a further bonus:

        d) Two and a half percent (2 1/2%) of the company's pre-tax profits up to 3 Million dollars;

        e) Four percent (4%) thereafter with the same definition of pre-tax profits as Drew Levin's, payable annually with the year ending December 31 of each year.

All other terms and conditions will remain the same. Please indicate your understanding and acceptance of the above by signing and returning a copy of this letter amendment as soon as possible. Thank you.

Sincerely,

/s/ ERIC S. ELIAS

Eric S. Elias
Business Affairs

Agreed to and accepted:


/s/ PAUL YAMAMOTO                Date: October 4, 1997
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    Paul Yamamoto